Exhibit 99.1

February 14, 2013

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES FULL YEAR AND

FOURTH QUARTER 2012 EARNINGS

Continued Improvement in Aggregates Profitability

Driven by Higher Pricing and Effective Cost Control

Birmingham, Alabama – February 14, 2013 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced earnings for 2012.

Full Year Highlights

•	Adjusted EBITDA increased $59 million on flat revenues.
•	Gross profit increased $50 million and gross profit margins improved 210 basis points.
•	Aggregates segment gross profit margins improved 270 basis points from the prior year due to lower unit cost of sales and higher pricing.
o	Aggregates shipments declined 1 percent and pricing increased 2 percent.
o	Cash gross profit per ton increased 5 percent.
•	SAG expenses were $259 million versus $290 million in the prior year.
•	Cash earnings were $210 million, an increase of 8 percent from the prior year.
•	Gross cash proceeds of $174 million were realized from asset sales.
•	The Company retired $135 million of debt as scheduled.

Don James, Chairman and Chief Executive Officer, said, “Our full year results demonstrate our employees’ efforts in managing those aspects of the business that are under their control. Despite slightly weaker aggregates shipments, we achieved a 17 percent increase in Adjusted EBITDA, reflecting aggressive actions to reduce costs and to take advantage of pricing opportunities across the markets we serve.”

Fourth Quarter 2012 Results Summary

•	Fourth quarter EBITDA, including gains on sale of real estate and businesses, restructuring charges and exchange offer costs, was $137 million as compared to $85 million in the prior year. Excluding these items, Adjusted EBITDA was $90 million versus $95 million in the prior year.
•	Gross profit increased $5 million, or 7 percent, and gross profit margins improved 90 basis points on slightly lower net sales.
o	Aggregates segment gross profit increased $2 million and margins improved 40 basis points despite a 3 percent decline in shipments versus the prior year.
o	Aggregates pricing increased 4 percent versus the prior year.
o	Volumes in ready-mixed concrete and cement increased 11 percent and 8 percent, respectively, due to improving levels of private construction.
•	Earnings from continuing operations were $0.03 per diluted share versus a loss of $0.20 per diluted share in the prior year.

February 14, 2013
FOR IMMEDIATE RELEASE

Commentary on Fourth Quarter 2012 Segment Results

Aggregates segment gross profit increased $2 million from the prior year’s fourth quarter and gross profit margin expanded due in part to a 4 percent increase in pricing and despite a 3 percent decline in aggregates shipments. Aggregates shipments in Florida, North Carolina, Texas and Arizona showed strength, each increasing more than 10 percent versus the prior year. Some markets reported declines versus the prior year’s fourth quarter, due in part to very favorable weather in December 2011, as compared to more normalized weather in 2012. Shipments in Virginia, California, Georgia and the Midwest were lower versus the prior year due in part to less large-project work than in the prior year. Virtually all of the Company’s markets realized increased pricing. Improved productivity in key energy efficiency metrics helped offset a 7 percent increase in the unit cost for diesel fuel.

Gross profit from non-aggregates businesses improved approximately $3 million to a loss of $2 million. Asphalt Mix segment gross profit was $7 million versus $5 million in the prior year. Unit profitability, as measured by materials margin, increased 13 percent despite a 4 percent increase in the unit cost of liquid asphalt. Asphalt volumes decreased 11 percent from the prior year’s fourth quarter. Concrete segment gross profit improved $3 million due in part to an 11 percent increase in shipments. Cement segment earnings in the fourth quarter were a loss of $1 million versus earnings of $1 million in the prior year due primarily to the effects of an unscheduled production outage.

2013 Outlook

“Our outlook for another year of earnings growth is supported by improved pricing, aggressive cost control and some volume growth,” said Mr. James. “Our expectations are for aggregates margins and profitability to continue to expand.

“We believe economic and construction-related fundamentals that drive demand for our products are continuing to improve from the historically low levels created by the economic downturn. The passage of the new federal highway bill in July 2012 is providing stability and predictability to future highway funding. Through the first three months of fiscal year 2013, obligation of federal funds for future highway projects is up sharply versus the prior year, a positive indicator of growth in future contract awards. The large increase in TIFIA (Transportation Infrastructure Finance and Innovation Act) funding contained in the new highway bill should also positively impact demand going forward.

“Leading indicators of private construction activity, specifically residential housing starts and contract awards for nonresidential buildings, continue to improve. Consequently, aggregates demand in private construction is growing. We are seeing tangible evidence of this growth in several key states, including Florida, Texas, California, Georgia and Arizona. Growth in residential construction has historically been a leading indicator of other construction end uses.

Mr. James continued, “Demand for aggregates in our markets is expected to grow by mid-single digits in 2013. Aggregates demand from residential construction is expected to increase double-digits while demand from private non-residential buildings is expected to increase high single-digits versus 2012. Our current expectation for growth in aggregates demand into public construction, including highways and other infrastructure, is limited given the lead time required from award of contract to the start of construction. As we look at the projects that could impact our 2013 aggregates volumes, we see a disproportionately greater number of large, discrete highway and industrial projects. The timing of these projects is difficult to predict at this point in the year. As a result, our full year shipments in 2013 are expected to increase 1 to 5 percent with most of the expected year-over-year growth to occur in the second half of the year, due in part to favorable weather in the first quarter of 2012.

February 14, 2013
FOR IMMEDIATE RELEASE

“In keeping with our successful efforts to offset the earnings effect of lower volumes in recent quarters, we will continue our focus on reducing controllable costs and achieving improved pricing. In 2012, we achieved a 2 percent decrease in aggregates unit cost of sales despite the effects of lower volumes. The geographic breadth of pricing gains achieved in 2012 reinforces our expectations for continued growth in pricing in 2013. We expect full year freight-adjusted price growth of approximately 4 percent in 2013.

“Additionally, earnings in each of our non-aggregates segments should improve versus the prior year. Asphalt materials margin increased throughout 2012 and should contribute to earnings growth in 2013. Concrete volumes and materials margin are improving as housing starts continue recovering in key states. Cement earnings should improve in 2013 due mostly to lower production costs. As a result, collectively, full year earnings from these segments are expected to contribute significantly to earnings growth in 2013.

“We are on track to achieve our Profit Enhancement goals for 2013. These pricing and cost initiatives should allow us to more than offset the effects of higher costs of key materials and supplies and maintaining competitive wages. In 2012, we announced a number of asset sales that generated total gross proceeds of $174 million. The Company continues to work on additional asset sales. However, the ultimate timing of such transactions is difficult to predict. The Company remains committed to completing transactions designed to strengthen Vulcan’s balance sheet, unlock capital for more productive uses, improve our operating results and create value for shareholders.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CST on February 14, 2013. Investors and other interested parties in the U.S. may access the teleconference live by calling 866.711.8198 approximately 10 minutes before the scheduled start. International participants can dial 617.597.5327. The access code is 23352917. A live webcast and accompanying slides will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through February 21, 2013.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

February 14, 2013
FOR IMMEDIATE RELEASE

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks that Vulcan's intentions, plans and results with respect to cost reductions, profit enhancements and asset sales, as well as streamlining and other strategic actions adopted by Vulcan, will not be able to be realized to the desired degree or within the desired time period and that the results thereof will differ from those anticipated or desired; uncertainties as to the timing and valuations that may be realized or attainable with respect to intended asset sales; those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; the impact of a prolonged economic recession on Vulcan's industry, business and financial condition and access to capital markets; changes in the level of spending for private residential and nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in Vulcan’s effective tax rate; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; Vulcan’s increasing reliance on information technology; the potential of goodwill impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

	(Amounts and shares in thousands,
	except per share data)
	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2012	2011	2012	2011

Net sales	$574,885	$578,189	$2,411,243	$2,406,909
Delivery revenues	33,546	36,437	156,067	157,641
Total revenues	608,431	614,626	2,567,310	2,564,550

Cost of goods sold	495,679	503,834	2,077,217	2,123,040
Delivery costs	33,546	36,437	156,067	157,641
Cost of revenues	529,225	540,271	2,233,284	2,280,681

Gross profit	79,206	74,355	334,026	283,869
Selling, administrative and general expenses	66,873	71,702	259,140	289,993
Gain on sale of property, plant & equipment and businesses, net	46,768	2,922	68,455	47,752
Recovery from legal settlement	-	-	-	46,404
Restructuring charges	(540)	(9,994)	(9,557)	(12,971)
Exchange offer costs	(49)	(2,227)	(43,380)	(2,227)
Other operating income (expense), net	(2,980)	1,118	(5,623)	(9,390)
Operating earnings (loss)	55,532	(5,528)	84,781	63,444

Other nonoperating income, net	2,531	2,386	6,727	2
Interest expense, net	52,928	53,346	211,926	217,184
Earnings (loss) from continuing operations before income taxes	5,135	(56,488)	(120,418)	(153,738)
Provision for (benefit from) income taxes	647	(30,545)	(66,492)	(78,483)
Earnings (loss) from continuing operations	4,488	(25,943)	(53,926)	(75,255)
Earnings (loss) on discontinued operations, net of tax	(1,005)	(1,921)	1,333	4,477
Net earnings (loss)	$3,483	$(27,864)	$(52,593)	$(70,778)
Basic earnings (loss) per share:
Continuing operations	$0.03	$(0.20)	$(0.42)	$(0.58)
Discontinued operations	-	(0.02)	0.01	0.03
Net earnings (loss) per share	$0.03	$(0.22)	$(0.41)	$(0.55)

Diluted earnings (loss) per share:
Continuing operations	$0.03	$(0.20)	$(0.42)	$(0.58)
Discontinued operations	-	(0.02)	0.01	0.03
Net earnings (loss) per share	$0.03	$(0.22)	$(0.41)	$(0.55)
Weighted-average common shares outstanding:
Basic	129,954	129,502	129,745	129,381
Assuming dilution	131,008	129,502	129,745	129,381
Cash dividends declared per share of common stock	$0.01	$0.01	$0.04	$0.76
Depreciation, depletion, accretion and amortization	$78,568	$88,048	$331,959	$361,719
Effective tax rate from continuing operations	12.6%	54.1%	55.2%	51.0%

Table B

Vulcan Materials Company

and Subsidiary Companies

	(Amounts in thousands, except per share data)
Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2012	2011

Assets
Cash and cash equivalents	$275,478	$155,839
Restricted cash	-	81
Accounts and notes receivable:
Accounts and notes receivable, gross	303,178	321,391
Less: Allowance for doubtful accounts	(6,198)	(6,498)
Accounts and notes receivable, net	296,980	314,893
Inventories:
Finished products	262,886	260,732
Raw materials	27,758	23,819
Products in process	5,963	4,198
Operating supplies and other	38,415	38,908
Inventories	335,022	327,657
Current deferred income taxes	40,696	43,032
Prepaid expenses	21,713	21,598
Assets held for sale	15,083	-
Total current assets	984,972	863,100
Investments and long-term receivables	42,081	29,004
Property, plant & equipment:
Property, plant & equipment, cost	6,666,617	6,705,546
Less: Reserve for depr., depl. & amort.	(3,507,432)	(3,287,367)
Property, plant & equipment, net	3,159,185	3,418,179
Goodwill	3,086,716	3,086,716
Other intangible assets, net	692,532	697,502
Other noncurrent assets	161,113	134,813
Total assets	$8,126,599	$8,229,314

Liabilities and Equity
Current maturities of long-term debt	$150,602	$134,762
Trade payables and accruals	113,337	103,931
Other current liabilities	171,671	167,560
Liabilities of assets held for sale	801	-
Total current liabilities	436,411	406,253
Long-term debt	2,526,401	2,680,677
Noncurrent deferred income taxes	657,367	732,528
Deferred revenue	73,583	-
Other noncurrent liabilities	671,775	618,239
Total liabilities	4,365,537	4,437,697
Equity:
Common stock, $1 par value	129,721	129,245
Capital in excess of par value	2,580,209	2,544,740
Retained earnings	1,276,649	1,334,476
Accumulated other comprehensive loss	(225,517)	(216,844)
Total equity	3,761,062	3,791,617
Total liabilities and equity	$8,126,599	$8,229,314

Table C

Vulcan Materials Company

and Subsidiary Companies

	(Amounts in thousands)
	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2012	2011

Operating Activities
Net loss	$(52,593)	$(70,778)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	331,959	361,719
Net gain on sale of property, plant & equipment and businesses	(78,654)	(58,808)
Proceeds from sale of future production, net of transaction costs	73,583	-
Contributions to pension plans	(4,509)	(4,892)
Share-based compensation	17,474	18,454
Deferred tax provision	(69,830)	(93,739)
Cost of debt purchase	-	19,153
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	20,378	(11,906)
Other, net	667	9,840
Net cash provided by operating activities	238,475	169,043

Investing Activities
Purchases of property, plant & equipment	(93,357)	(98,912)
Proceeds from sale of property, plant & equipment	80,829	13,675
Proceeds from sale of businesses, net of transaction costs	21,166	74,739
Payment for businesses acquired, net of acquired cash	-	(10,531)
Other, net	1,761	1,550
Net cash provided by (used for) investing activities	10,399	(19,479)

Financing Activities
Net short-term payments	-	(285,500)
Payment of current maturities and long-term debt	(134,780)	(743,075)
Cost of debt purchase	-	(19,153)
Proceeds from issuance of long-term debt	-	1,100,000
Debt issuance costs	-	(27,426)
Proceeds from settlement of interest rate swap agreements	-	23,387
Proceeds from issuance of common stock	-	4,936
Dividends paid	(5,183)	(98,172)
Proceeds from exercise of stock options	10,462	3,615
Other, net	266	122
Net cash used for financing activities	(129,235)	(41,266)

Net increase in cash and cash equivalents	119,639	108,298
Cash and cash equivalents at beginning of year	155,839	47,541
Cash and cash equivalents at end of year	$275,478	$155,839

Table D

Segment Financial Data and Unit Shipments

	(Amounts in thousands, except per unit data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Total Revenues

Aggregates segment (a)	$411,496	$409,251	$1,729,419	$1,734,005
Intersegment sales	(35,311)	(30,802)	(148,230)	(142,572)
Net sales	376,185	378,449	1,581,189	1,591,433
Concrete segment (b)	103,085	92,862	406,370	374,671
Intersegment sales	-	-	-	-
Net sales	103,085	92,862	406,370	374,671
Asphalt Mix segment	84,860	94,530	378,126	398,962
Intersegment sales	-	-	-	-
Net sales	84,860	94,530	378,126	398,962
Cement segment (c)	20,998	19,429	84,567	71,920
Intersegment sales	(10,243)	(7,081)	(39,009)	(30,077)
Net sales	10,755	12,348	45,558	41,843
Total
Net sales	574,885	578,189	2,411,243	2,406,909
Delivery revenues	33,546	36,437	156,067	157,641
Total revenues	$608,431	$614,626	$2,567,310	$2,564,550

Gross Profit

Aggregates	$81,332	$79,196	$352,100	$306,203
Concrete	(8,384)	(11,041)	(38,234)	(43,368)
Asphalt Mix	7,472	5,157	22,970	25,575
Cement	(1,214)	1,043	(2,810)	(4,541)
Total gross profit	$79,206	$74,355	$334,026	$283,869

Depreciation, depletion, accretion and amortization

Aggregates	$57,044	$63,993	$240,704	$266,968
Concrete	9,211	11,556	41,316	47,659
Asphalt Mix	2,097	2,132	8,687	7,740
Cement	4,508	4,897	18,055	17,801
Other	5,708	5,470	23,197	21,551
Total DDA&A	$78,568	$88,048	$331,959	$361,719

Unit Shipments

Aggregates customer tons	30,963	32,005	130,520	132,394
Internal tons (d)	2,441	2,564	10,440	10,637
Aggregates - tons	33,404	34,569	140,960	143,031

Ready-mixed concrete - cubic yards	1,075	972	4,223	3,883
Asphalt Mix - tons	1,493	1,686	6,701	7,208

Cement customer tons	114	129	442	380
Internal tons (d)	130	97	497	413
Cement - tons	244	226	939	793

Average Unit Sales Price (including internal sales)

Aggregates (freight-adjusted) (e)	$10.45	$10.07	$10.44	$10.25
Ready-mixed concrete	$91.38	$91.50	$92.19	$92.16
Asphalt Mix	$56.07	$55.29	$55.33	$54.71
Cement	$77.20	$69.21	$77.77	$73.66

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b)	Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.
(c)	Includes cement and calcium products.
(d)	Represents tons shipped primarily to our downstream operations (i.e., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.
(e)	Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

Table E

1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows

for the twelve months ended December 31 is summarized below:

	(Amounts in thousands)
	2012	2011

Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for:
Interest	$207,745	$205,088
Income taxes	20,374	(29,874)

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisition	-	13,912
Accrued liabilities for purchases of property, plant & equipment	9,627	7,226
Fair value of noncash assets and liabilities exchanged	-	25,994
Fair value of equity consideration for business acquisition	-	18,529

2. Reconciliation of Non-GAAP Measures

Generally Accepted Accounting Principles (GAAP) does not define "free cash flow," "aggregates segment cash gross profit," "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and "cash earnings." Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP. Likewise, aggregates segment cash gross profit, EBITDA and cash earnings should not be considered as alternatives to earnings measures defined by GAAP. We present these metrics for the convenience of investment professionals who use such metrics in their analyses, and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions. The investment community often uses these metrics as indicators of a company's ability to incur and service debt. We use free cash flow, aggregates segment cash gross profit, EBITDA, cash earnings and other such measures to assess the operating performance of our various business units and the consolidated company. We do not use these metrics as a measure to allocate resources. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Free Cash Flow

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.

	(Amounts in thousands)
	Twelve Months Ended
	December 31
	2012	2011

Net cash provided by operating activities	$238,475	$169,043
Purchases of property, plant & equipment	(93,357)	(98,912)
Free cash flow	$145,118	$70,131

Aggregates Segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to aggregates segment gross profit.

	(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011

Aggregates segment gross profit	$81,332	$79,196	$352,100	$306,203
Aggregates segment DDA&A	57,044	63,993	240,704	266,968
Aggregates segment cash gross profit	$138,376	$143,189	$592,804	$573,171

Table F

Reconciliation of Non-GAAP Measures (Continued)

EBITDA and Cash Earnings

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization. Cash

earnings adjusts EBITDA for net interest expense and current taxes.

	(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011

Reconciliation of Net Loss to EBITDA and Cash Earnings

Net earnings (loss)	$3,483	$(27,864)	$(52,593)	$(70,778)
Provision for (benefit from) income taxes	647	(30,545)	(66,492)	(78,483)
Interest expense, net	52,928	53,346	211,926	217,184
(Earnings) loss on discontinued operations, net of tax	1,005	1,921	(1,333)	(4,477)
EBIT	58,063	(3,142)	91,508	63,446
Plus: Depreciation, depletion, accretion and amortization	78,568	88,048	331,959	361,719

EBITDA	$136,631	$84,906	$423,467	$425,165
Less: Interest expense, net	(52,928)	(53,346)	(211,926)	(217,184)
Current taxes	(3,983)	(4,041)	(1,913)	(14,318)
Cash earnings	$79,720	$27,519	$209,628	$193,663

Adjusted EBITDA and Adjusted EBIT

EBITDA	$136,631	$84,906	$423,467	$425,165
Recovery from legal settlement	-	-	-	(46,404)
Gain on sale of real estate and businesses	(46,801)	(2,482)	(65,122)	(42,141)
Restructuring charges	540	9,994	9,557	12,971
Exchange offer costs	49	2,227	43,380	2,227
Adjusted EBITDA	$90,419	$94,645	$411,282	$351,818
Less: Depreciation, depletion, accretion and amortization	78,568	88,048	331,959	361,719
Adjusted EBIT	$11,851	$6,597	$79,323	$(9,901)

EBITDA Bridge		Three Months Ended	Twelve Months Ended
(Amounts in millions)		December 31	December 31
		EBITDA	EBITDA
Continuing Operations - 2011 Actual		$85	$425
Plus:	Recovery from legal settlement	-	(46)
	Gain on sale of real estate and businesses	(2)	(42)
	Restructuring charges	10	13
	Exchange offer costs	2	2
2011 Adjusted EBITDA from continuing operations		95	352

Increase / (Decrease) due to:
Aggregates:	Volumes	(6)	(12)
	Selling prices	13	27
	Lower costs and other items	(12)	5
Concrete		-	(2)
Asphalt Mix		2	(2)
Cement		(2)	3
Lower selling, administrative and general expenses		5	31
Other		(4)	9
2012 Adjusted EBITDA from continuing operations		91	411

Plus:	Gain on sale of real estate and businesses	47	65
	Restructuring charges	(1)	(10)
	Exchange offer costs	-	(43)
Continuing Operations - 2012 Actual		$137	$423